Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

MEDSPHERE SYSTEMS CORPORATION

and

CARECLOUD HOLDINGS, INC

dated as of

August 22, 2025

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 22, 2025, is entered into between Medsphere Systems Corporation, a Delaware corporation (“Seller”) and CareCloud Holdings, Inc, a Delaware corporation, or its designated affiliate (“Buyer”).

Recitals

WHEREAS, Seller is engaged in the business of providing healthcare IT software and related services to the U.S. inpatient and ambulatory market (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” means all accounts receivable, notes receivable (other than non-recourse notes receivable secured only by Seller common stock), and other rights to payment of the Seller, whether billed or unbilled, including all of the following insofar as they arose or now exist in connection with the Assigned Contracts, Current Customers, or the Purchased Assets: (i) all trade accounts receivable and other rights to payment from current Customers of the Seller, (ii) all other accounts receivable or notes receivable (other than non-recourse notes receivable secured only by Seller common stock) of the Seller, (iii) all security deposits, (iv) any claim, remedy or other right of the Seller related to any of the foregoing, and (v) any payments received by the Seller with respect to any of the foregoing, together with all unpaid financing charges accrued thereon.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

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“Allocation Schedule” has the meaning set forth in Section 2.06.

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Deeds, Assignment and Assumption of Leases, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(h).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New Jersey are authorized or required by Law to be closed for business.

“Business IT Systems and Data” means all Software, computer hardware, servers, networks, platforms, peripherals, data, databases, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business, together with all associated documentation, user manuals, and technical information.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means the accountants utilized by Buyer.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

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“Closing Date Payment” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, exercise of any other attribute of ownership, or any preferential arrangement having similar effect.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Independent Accountant” has the meaning set forth in Section 2.07.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files (including such data as was received, processed or stored by Seller, prior to the Closing, for or on behalf of any third party including any Customer), databases, protocols, specifications, and other documentation thereof (“Software”); and (g) all other intellectual and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

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“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means with respect to an individual, such individual is actually aware of such fact or other matter, or should have been aware after reasonable inquiry and due diligence. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any executive, senior manager (VP level or above), officer or director of the Seller, has Knowledge of such fact or other matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive, special, exemplary, or consequential damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change, whether or not disclosed on the Seller’s Financial Statements (including without limitation the Balance Sheet and Interim Balance Sheet), that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.07(a)(i).

“Material Customers” has the meaning set forth in Section 4.14(a).

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“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 4.11(h).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any business that competes directly or indirectly with the Business as conducted as of the Closing Date or during the twelve (12) months prior to the Closing Date.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Indemnitees” has the meaning set forth in Section 8.04.

“Seller’s Accountants” means the accountant identified by Seller as its accountant.

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“Software” has the meaning set forth in the definition of Intellectual Property.

“Tangible Personal Property” has the meaning set forth in Section 2.01(c).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America, together with its territories, where the Business currently conducts operations as of the Closing Date.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Union” has the meaning set forth in Section 4.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of Seller’s assets, properties and rights of every kind and nature, wherever located, and whether real, personal or mixed, tangible or intangible (including goodwill) (other than the Excluded Assets), and which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) any and all Customer Contracts identified in Disclosure Schedule 2.01(a), Intellectual Property Agreements, non-competition and non-solicitation agreements, such provisions of Seller’s agreements that contain restrictive covenants non-competition, non-solicitation and nondisclosure protections in favor of the Seller (but only to the extent that the same can be assumed without otherwise assuming the rest of said Contract), and any other Contracts expressly assumed by Buyer pursuant to the Assignment and Assumption Agreement (all of the foregoing, collectively, the “Assigned Contracts”);

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(b) all Intellectual Property Assets;

(c) all furniture, fixtures, equipment, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(d) subject to any prior claims or rights, including without limitation for subrogation, recoupment or otherwise, of Seller’s insurance carriers under the Insurance Policies, all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise; provided, however, that Buyer shall not acquire any of Seller’s right, title or interest (or that of its carrier, under any subrogation claim or right of such carrier) in and to Seller’s or its insurer’s affirmative claims for recovery, both within the pending Arbitration and otherwise, in connection with Seller’s claims against Pain Management Institute, as set forth in Sections 4.15 and 4.16 of the Disclosure Schedules, which claims and rights shall be Excluded Assets hereunder;

(e) all prepaid expenses, credits, advance payments, claims, security, refunds (except as set forth in subsection (g) below), rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(f) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(g) subject to subsection (d), above, with respect to all Purchased Assets and Assumed Liabilities, all of Seller’s right to recover insurance benefits under the Insurance Policies, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, including the E&O and Cyber Tail coverage, for which the Buyer shall be named as an additional insured under such policy, but except for any D&O insurance coverage or proceeds; and as to any Excluded Asset or Excluded Liability, Buyer shall have all such rights and benefits as it is entitled to as an Additional Insured under Seller’s E&O policy and Tail coverage, and under such successor provisions as are provided under Seller’s D&O policy and Tail coverage (for avoidance of doubt, nothing herein shall in any way limit Seller’s ongoing rights or benefits, or rights to receive proceeds, under the Insurance Policies which rights or benefits are not explicitly transferred to Buyer hereunder);

(h) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, Customer lists, Customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, Customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”) (for avoidance of doubt, it being understood that none of the foregoing shall include records, documents or communications subject to the attorney client or attorney work product privileges);

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(i) to the extent not included in the foregoing all current assets of Seller as set forth on the Financial Statements as of the Closing, insofar as they arise out of relate to the Purchase Assets, the Assigned Contracts or the Current Customers; and

(j) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) all Contracts that are not Assigned Contracts, including, without limitation, Contracts with: (x) former Customers, (y) lenders and lienholders whose liens upon the Purchased Assets will be removed as of the Closing, and (z) vendors (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization and equity ownership of Seller;

(c) all Benefit Plans and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e) all data, documents or records of Seller subject to the attorney client privilege or the attorney work product privilege, provided that Buyer shall be entitled to any non-privileged communications that could reasonably be deemed material to Buyer’s use or ownership of the Purchased Assets (for avoidance of doubt, and for guidance of the parties during the Transition Services Agreement, all electronic or tangible records subject to the attorney client or work product privileges remain owned by Seller and shall not be transferred by it to Buyer, and if, to any extent, any record subject to the attorney client or work product privileges is transferred to Buyer, Buyer shall either destroy or return the same to Seller, or if it is not reasonably feasible to do so, shall not use or disclose any such record or its content for any purpose, and such record shall remain permanently subject to the Parties’ confidentiality obligations as set forth herein;

(f) all (i) cash and cash equivalents in Seller’s possession or accounts at Closing, (ii) Seller’s banking accounts and credit cards, (iii) physical checks in Seller’s possession at Closing, and all proceeds thereof, provided such checks are not in payment of accounts receivable that are part of the Purchased Assets, and (iv) all wire transfers and other electronic payments to Seller initiated prior to Closing but not yet received, and all proceeds thereof, provided such wires are not in payment of accounts receivable that are part of the Purchased Assets; and

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(g) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all liabilities reflected on Seller’s Financial Statements as current liabilities as of the Closing, but not including expressly Excluded Liabilities or those set forth on Section 2.03(a) of the Disclosure Schedules;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities arise and accrue after the Closing Date;

(c) compensation, wages, benefits, accrued PTO, employment taxes or contributions required by Law (except only for any pre-Closing accrued bonus payment obligation of Seller to Chris Langehaug or Robert Kilian), accrued through the Closing Date, for each employee listed on Section 6.05(a) of the Disclosure Schedules;

(d) those Liabilities of Seller set forth on Section 2.03(d) of the Disclosure Schedules; and

(e) all Liabilities that arise or accrue after the Closing Date respecting ongoing maintenance and storage of all data, documents and records delivered and maintained or stored by Seller as of the Closing Date (including data, documents and records of former and current Customers) in the manner and for such periods as are required by Law; and further, for such compliance as is required by Law, with any lawful disclosure requirements applicable to such data, documents or records.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall retain all Excluded Liabilities and satisfy or otherwise resolve them in accordance with applicable law. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liabilities relating to or arising out of the Excluded Assets;

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(c) any Liabilities in respect of any Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date including any Liabilities in respect of those pending or threatened Actions set forth on Schedule 4.16(a);

(d) any Liabilities of Seller arising under or in connection with any Benefit Plan which is not taken over by Buyer as Sponsor, and which provides or has provided benefits to any present or former employee of Seller;

(e) except as set forth in Section 2.03(c) above, any remaining Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(f) any trade accounts payable of Seller: (i) which constitute intercompany payables owing to Affiliates of Seller; or (ii) which constitute debt, loans or credit facilities to financial institutions; or (iii) which did not arise in the ordinary course of business;

(g) any and all trade account payables and any and all accrued liabilities other than those set forth in Section 2.04(g) of the Disclosure Schedules;

(h) any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, Customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ Customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(i) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(j) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(k) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions or third parties; and

(l) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price.

The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be $16,500,000 (Sixteen Million, Five Hundred Thousand Dollars) paid as follows: (i) $7,750,000 (Seven Million, Seven Hundred and Fifty Thousand Dollars) payable in cash on the Closing Date (the “Closing Date Payment”); (ii) $8,250,000 (Eight Million, Two Hundred and Fifty Thousand Dollars), due and payable in immediately available funds under the terms and conditions set forth in Second Payment Loan and Security Documents (the “Second Payment”); and (iii) $500,000 (Five Hundred Thousand Dollars) in cash, held back by Buyer at the Closing and placed within five (5) Business Days after the Closing (with evidence of such deposit to be provided by Buyer to Seller and Seller’s Lender (as defined below) on or prior to such date) into a separate bank account controlled by Buyer (such amount, together with such interest that may accrue thereon following the deposit of such amount therein, the “Special Fund Account”), in which account no other Buyer or other funds will be placed or commingled, and from which Special Fund Account Buyer will access, use and distribute funds pursuant to the provisions set forth hereinbelow. The Parties acknowledge and agree that the Seller is assigning its right to receive the Second Payment and any amounts to be released by Buyer from the Special Fund Account to its lender, Wells Fargo Bank, N.A. (“Seller’s Lender”), concurrently with the execution of this Agreement, and all Parties consent to such assignment. The obligation of Buyer and certain of its affiliates to pay the Second Payment to Seller’s Lender shall be governed by the terms of the loan and security documents attached as Exhibit H hereto (the “Second Payment Loan and Security Documents”) (it being understood that such documents may be amended at any time solely with the consent of the parties thereto in accordance with the terms thereof and without requiring any consent of the Seller), which Buyer agrees to execute (and to cause its applicable affiliates to execute) in favor of Seller’s Lender concurrently with the Closing. The Purchase Price shall be paid as provided in Section 3.02.

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The funds held by Buyer in the Special Fund Account will be released and paid by Buyer to Seller’s Lender, directly, on the earlier of (i) the date on which any Potential Claim (as defined below) has been satisfied or resolved in full to the reasonable satisfaction of Buyer (it being understood that written confirmation from an applicable third party that such third party shall not bring a claim against Buyer with respect to a Potential Claim shall be deemed to be satisfactory), and (ii) the date that is six (6) months after the Closing Date (the “Special Fund Account Period”), provided, that if prior to the expiry of such Special Fund Account Period, a claim is made in writing against Buyer or any of its affiliates respecting an assertion of a Potential Claim against Buyer or any of its affiliates, the funds in the Special Fund Account (or any remaining portion thereof not expended as set forth herein) will not be released to Seller’s Lender until such Potential Claim has been satisfied or resolved in full and Buyer has been released by all relevant parties from any claim arising from such Potential Claim. Buyer shall promptly notify Seller and Seller’s Lender of any and all notices and communications received from the potential holder of a Potential Claim requesting payment from Buyer or asserting any claim or demand against Buyer that would constitute, or could reasonably be expected to become, a Potential Claim covered by this provision. As used herein, a “Potential Claim” means any claim or demand asserted against Buyer or its affiliates, by a Vendor of Seller’s described on Schedule V hereto, for the payment of any material claim, damage or loss.

If Buyer becomes aware of, or receives, a claim or demand in connection with a Potential Claim, it will first seek coverage under its R&W Insurance Policy for any and all defense costs, expenses, Losses, settlement costs, or other costs or outlays associated with defending against or resolving such Potential Claim. In the event it is required to incur any of the foregoing costs, expenses or outlays in connection with defending against or resolving a Potential Claim, which in spite of Buyer’s good faith efforts to seek the same are not fully covered by its R&W Insurance Policy, Buyer will be entitled to reimburse itself for such costs, expenses or outlays out of the Special Fund Account up to the full amount therein, including, as incurred, for all its legal and related costs reasonably incurred in seeking enforcement of its R&W Insurance Policy to cover the Potential Claim, and then, as applicable, for an additional sums it is required to incur in defending and resolving the Potential Claim. Thereafter, any remaining funds in the Special Fund Account will be released to Seller’s Lender, as the remaining component of item 2.05(iii) of the Purchase Price set forth above.

If Buyer fails to release any funds from the Special Fund Account to Seller’s Lender when Buyer is required to do so pursuant to the terms of this Section 2.05 within three business days of the date required by this Section 2.05, Buyer’s obligation to pay such funds from the Special Fund Account to Seller’s Lender will accrue late payment interest of 8% per annum until paid.

Buyer may promptly release to itself required funds out of the Special Fund Account, but only as follows: On a monthly basis as it incurs defense expenses or anticipates the need to make payments to resolve a Potential Claim, Buyer shall present to Seller’s Lender documentation of such expenses incurred or other advance payment need, if applicable. Buyer and Seller’s Lender will confer in good faith regarding the same, and Seller’s Lender shall have the right to approve all reasonable and appropriate expenses, outlays or anticipated expenditures by Buyer, which approval will not be unreasonably withheld. However, any items or amounts not approved by Seller’s Lender, in its exercise of its reasonable discretion upon review, will not be released or paid by Buyer to itself until the parties have reached agreement as to such items or amounts. Any remaining disputes will be resolved by the Independent Accountant, whose fees shall be paid solely from the funds in the Special Fund Account, which payments will constitute an agreed charge against such funds. Seller’s Lender shall not unreasonably object to or seek, in bad faith, to frustrate Buyer’s request for reimbursements or payments from the Special Fund Account.

For avoidance of doubt, Seller and Seller’s Lender shall have no liability to Buyer on account of any Potential Claim beyond, at a maximum, the funds from the Purchase Price placed by Buyer in the Special Fund Account, as set forth above. Further, and for avoidance of doubt, (i) the foregoing provisions respecting the Special Fund Account, and access to the funds therein on the terms set forth herein, represent Seller’s and Seller’s Lender’s full and complete liability or responsibility for any Potential Claim; and (ii) nothing in this Section 2.05 expands, alters or otherwise modifies Sections 8.01 or 8.02 herein, or expands in any way the limited scope of the indemnities provided for therein, or alters in any way the limits on Buyer’s remedies or Seller’s liability or the indemnity obligations as set forth therein.

Section 2.06 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 15 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute, and Buyer shall facilitate a joint conversation among Buyer, Buyer’s accounting advisors, and Seller in furtherance of such good faith resolution efforts; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 10 days following the Closing Date, such dispute shall be resolved by an independent accountant, who shall be an accounting firm mutually agreed upon by the parties, and who shall not have had any material business relationship with either party or their respective affiliates in the past three years (the “Independent Accountant”). The fees and expenses of such accounting firm shall be borne by Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.07 Withholding Tax. The parties agree that no sums are required to be withheld by Buyer from the Purchase Price, under any provision of applicable Tax Law.

Section 2.08 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. It shall be Buyer’s sole responsibility to obtain such assignments, whether before or after the Closing. Prior to and, if required, as part of the services it provides under a Transition Services Agreement (solely during the Term thereof, and at Buyer’s sole expense), Seller shall use commercially reasonable efforts to support Buyer’s efforts to obtain such assignments, and shall cooperate fully in Buyer’s efforts to obtain such assignments, and in all communications with customers and vendors, shall fully support and encourage such parties to consent to such assignments to Buyer. Other than such cooperation as part of the Transition Services Agreement, during the term thereof, Seller shall have no further duties or obligations relating to assignment of contracts or otherwise obtaining third-party consents. All expenses and risk of obtaining (or not obtaining) such consents shall be borne solely by Buyer. Obtaining such consents shall not be a condition of closing under Section 7.02(d) hereof.

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ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, at 5:00 PM, Eastern time, on August 22, 2025, subject to the satisfaction or waiver of all of the conditions to Closing set forth in ARTICLE VII (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit B hereto/in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit C hereto/in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in the form of Exhibit D hereto/in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) the Transition Services Agreement in the form of Exhibit F hereto/in form and substance satisfactory to Buyer (the “Transition Services Agreement”) and duly executed by Seller;

(v) a power of attorney in the form of Exhibit G hereto/in form and substance satisfactory to Buyer and duly executed by Seller;

(vi) the Seller Closing Certificate;

(vii) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(j) and Section 7.02(k);

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(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(ix) Evidence that Buyer is named an additional insured on Seller’s E&O and Cyber policy.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Date Payment by wire transfer of immediately available funds to one or more accounts as designated in writing by Seller to Buyer;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Transition Services Agreement duly executed by Buyer;

(iv) an IRS Form W-9 executed by Seller and upon which Buyer may rely to avoid any withholding Taxes from payments made hereunder;

(v) the Buyer Closing Certificate;

(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f);

(vii) the Second Payment Loan and Security Documents;

(viii) evidence satisfactory to Seller’s Lender of the release of Encumbrances on the assets of Buyer and Buyer’s affiliates party to the Second Payment Loan and Security Documents (including without limitation terminations of all security interest in favor of Silicon Valley Bank, a division of First Citizens Bank).

ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Medsphere Systems Corporation (“Seller”) represents and warrants to CareCloud, Inc. (“Buyer”) that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

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Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for: (a) such federal, state or local corporate franchise or tax filings as may be required for Buyer to conduct business utilizing the Assets, or (b) any filings required by HIPAA, HITECH, or the U.S. Department of Health and Human Services (and the Center for Medicare & Medicaid Services, and the Office of the National Coordinator), and any other laws or regulations applicable to the software certifications, attestations, interoperability requirements and other regulatory matters relating to the Assets.

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Section 4.04 Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2022 and 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2024 and June 30, 2025 and the related statements of income and retained earnings, stockholders’ equity and cash flows for the six month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Business) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2025 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05 Undisclosed Liabilities. Seller represents and warrants that there are no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet and the Interim Balance Sheet as of the dates thereof, (b) those which are imposed by applicable Law, (c) those which are disclosed in the Disclosure Schedules hereto, (d) Excluded Liabilities, and (e) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and the Interim Balance Sheet Date.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of Customer deposits;

(d) except as set forth on the Financial Statements and Section 4.06(d) of the Disclosure Schedules hereto, entry into any Contract that would constitute a Material Contract;

(e) except with respect to indebtedness that has been disclosed and owed to Seller’s existing lenders with whom Seller had lending relationships prior to the Balance Sheet date, incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

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(f) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Interim Balance Sheet, except for the sale of inventory and the resolution of receivables and payables items and disputes in the ordinary course of business;

(g) except for resolution of receivables and payables items in the ordinary course of business, including resolution of any disputes relating thereto, cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(i) except as set forth in Section 4.06(i) of the Disclosure Schedules, abandonment or lapse of or failure to maintain in full force and effect any material Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(j) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k) except for ongoing resolution of Contract claims or disputes in the ordinary course of business, acceleration, termination, material modification to, or of cancellation any commitment of any Assigned Contract or Permit;

(l) material capital expenditures which would constitute an Assumed Liability;

(m) except for Encumbrances which will be released concurrently with the Closing, imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(n) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law.

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Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets listed or otherwise disclosed in the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts with current Customers of the Business;

(ii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii) all joint venture, partnership or similar Contracts;

(iv) all powers of attorney with respect to the Business or any Purchased Asset;

(v) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Except as otherwise described in Section 4.07(b) of the Disclosure Schedule, each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, or otherwise take actions that would or could reasonably be expected to materially affect the revenue or benefits associated with any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) will, as of the Closing, be free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Disclosure Schedules; or

(b) those arising in the ordinary course of business and are (i) for utilities and Taxes that are not yet delinquent; (ii) to secure landlords, lessors or renters under any leased Real Property; (iii) in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet delinquent; (iv) resulting in any title retention or security interests under conditional sales contracts; and (v) Liens that will be released on or prior to the Closing; or.

(c) arising or resulting from any action taken by Buyer.

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Section 4.09 Condition and Sufficiency of Assets. Except for ordinary wear and tear consistent with the age and use thereof prior to the Closing, of which age and use Seller is fully aware after full inquiry and inspection prior to Closing, and except also as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Reserved.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

(b) Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person, including any rights granted to Seller to access third-party electronic health records applications; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Except as otherwise set forth on the Disclosure Schedules hereto with respect to any Contract, each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

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(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, and except for any intellectual property incorporated or used by Seller under any contract, agreement or license from any third party, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, which will, as of the Closing, be free and clear of Encumbrances other than Permitted Encumbrances. Subject to all necessary, appropriate, current and ongoing bug fixes, updates, upgrades, patches, maintenance and support, which Seller represents and warrants are in place and fully operational or are in process in accordance with Seller’s past practices, the Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted. Seller has maintained policies and practices requiring, and, to Seller’s Knowledge, has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor, in substance or effect, (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest regarding such Intellectual Property, to the extent permitted by applicable Law. Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted. Except solely with respect to Encumbrances which will be released concurrently with the Closing, immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(e) All of the Intellectual Property Assets (and Licensed Intellectual Property) are valid and enforceable, and to Seller’s Knowledge, all Intellectual Property Registrations are subsisting and in full force and effect. Seller, to its Knowledge, has taken or directed its Representatives to take all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by having policies and practices in place requiring, and to Seller’s Knowledge, requiring all Persons having access thereto to execute binding, written non-disclosure agreements. To Seller’s Knowledge, all required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with access to true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

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(f) Seller represents and warrants that the conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business, have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g) To Seller’s Knowledge, other than as set forth in Section 4.11(g) of the Disclosure Schedules, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. To its Knowledge, Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. To its Knowledge, Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h) Section 4.11(h) of the Seller Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. To its Knowledge, Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”), and there are no Actions settled, pending, or threatened alleging (i) any breach or other violation of any Platform Agreement by Seller; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(i) All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past 36 months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Business and that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

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(j) Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past 60 months Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) except as set forth on Schedule 4.11(j), been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12 Reserved.

Section 4.13 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject, to Seller’s Knowledge, to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14 Customers and Suppliers.

(a) The Financial Statements and associated detail, provided by Seller to Buyer, set forth revenue accrued with respect to each still-current Customer for the period between January 1, 2023 and June 30, 2025 (collectively, the “Material Customers”). Except as set forth in Section 4.14(a) of the Disclosure Schedule, Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) The Financial Statements and associated detail, provided by Seller to Buyer, set forth expenses accrued with respect to each still-current supplier for the period between January 1, 2023 and June 30, 2025 (collectively, the “Material Suppliers”). Except as set forth in Schedule 4.14(b), Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

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Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders relating to errors and omissions, professional liability, employment practices liability, umbrella liability, real and personal property, workers’ compensation, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2022. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All the Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. To Seller’s Knowledge, none of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer. Seller shall, at its sole cost and expense, obtain and maintain, for a period of two (2) years following the end of the Term of the Transition Services Agreement, a tail policy to Seller’s existing E&O and Cyber Policy as set forth on Section 4.15 of the Disclosure Schedules immediately prior to Closing (or shall obtain a comparable two-year E&O tail policy, with comparable coverages, from another carrier of comparable rating). The policy shall name Buyer as an additional insured and shall be for the benefit of Buyer in accordance with the terms and provision of such policy. Prior to the expiration of the term of the Transition Services Agreement, Buyer shall have the option to elect to direct Seller to purchase the third year of the E&O and Cyber tail policy. In the event Buyer exercises such option, Buyer shall be responsible for paying to Seller, to remit to the insurance provider, the incremental additional premium equal to the difference between the premium for two years of tail coverage and the premium for three years of tail coverage. This right of Buyer is subject to any requirements of the subject insurance provider, including any change in premium or other decisions made by the provider regarding an increase in the period of the tail coverage, including by virtue of claims having been made against the policy in the interim, or otherwise.

Section 4.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 4.16(a), there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b) To Seller’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

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Section 4.17 Compliance With Laws; Permits.

(a) Seller represents and warrants that it has complied in all material respects, and is now complying in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) To Seller’s Knowledge, all Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges due with respect to such Permits as of the date hereof have been paid in full or are accrued upon the Financial Statements. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Permits listed on Section 4.17(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18 Reserved.

Section 4.19 Reserved

Section 4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full or accrued upon Seller’s Financial Statements, and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees which will be an obligation of Buyer, post-Closing, other than the Assumed Liabilities.

(b) Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

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(c) If and to the extent applicable, Seller has complied with the WARN Act.

Section 4.21 Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a) All material Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes shown as due and owing by Seller on such Tax Returns have been, or will be, timely paid.

(b) Seller has withheld or accrued upon its Financial Statements, and to the extent due, paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, Customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller, other than as a result of an automatic extension to extend the time for filing a Tax Return in the ordinary course of business.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Except as set forth on Schedule 4.21(e), Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) Except for Permitted Encumbrances, there are no Encumbrances for Taxes upon any of the Purchased Assets nor, except potentially as set forth in subsection (e) above, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.22 Related Party Transactions. There are no Contracts or other arrangements involving the Business in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

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Section 4.24 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets and Assumed Liabilities, furnished or made available to Buyer and its Representatives, including any information, documents or material delivered to Buyer/made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. CareCloud, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer that would materially affect Buyer’s ability to consummate the transaction; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

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Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of available funds to enable it to make payment of the Purchase Price and to consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets and Assumed Liabilities, to the extent Seller has made such information available, and Seller represents that it has provided complete, accurate and adequate access to all material personnel, properties, assets, premises, books and records, and other documents and data of Seller necessary for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Disclosure Schedules), as well as any statements, documents, or other information provided by Seller during due diligence; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, goodwill and relationships of its employees, Customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

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(b) pay when due, accrue upon Seller’s Financial Statements, or otherwise resolve in accordance with Law, the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) take such actions as are reasonably necessary and appropriate to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation, and in connection therewith, to cooperate with Buyer as it prepares to take over any such defense and protection as of the Closing;

(g) perform all of its obligations under all Assigned Contracts, in the ordinary course of business and consistent with its past practices;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property in which Seller currently maintains a leasehold or other occupancy interest, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business or any other businesses of Seller, and Seller shall use commercially reasonable efforts to facilitate such investigation. Except as expressly set forth herein, no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

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Section 6.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect, except to the extent set forth expressly herein, any representation, warranty or agreement given or made by Seller in this Agreement (including Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

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Section 6.05 Employees and Employee Benefits.

(a) Upon the termination of the Transition Services Agreement, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis where permitted by applicable law, to any or all of such employees; provided that Buyer must, if so required under the WARN Act or similar state laws resulting from employment losses, thereafter hire and retain for a minimum of 60 days a sufficient number of employees so as not to trigger a qualifying mass layoff or other liability, for Seller. Notwithstanding the foregoing, set forth in Section 6.05(a) of the Disclosure Schedules is a list of all employees as to whom, effective as of the Closing Date, Buyer shall assume all accrued liabilities (accrued through the Closing Date) for employee compensation, benefits, employment taxes, PTO and other items as expressly stated in Section 2.03(c), above. Except for accrued and “frozen” PTO for such employees, Buyer shall pay all the foregoing accrued liabilities for such employees as part of the first payroll after the Closing, as part of the fees, charges and expenses Buyer is required to pay pursuant to the Transition Services Agreement. For each employee listed in Section 6.05(a) of the Disclosure Schedules, if Buyer actually hires such employee at the conclusion of the Transition Services Agreement, Buyer shall not be required to pay the pre-Closing accrued PTO for such employees, if under applicable law such accrued PTO may be rolled over to the employee’s new employment with Buyer; otherwise such accrued PTO shall be paid out to all such employees at the end of the Transition Services Agreement. For every employee listed in Section 6.05(a) of the Disclosure Schedules who is not actually hired by Buyer at the end of the Transition Services Agreement, Buyer shall pay all accrued PTO to such employee and applicable severance to such employee, in accordance with the Transition Services Agreement. Attached hereto as Exhibit I is a Table setting forth an accurate summary of the various amounts to be paid by the Parties, respectively, to Seller’s employees post-Closing, including the employees listed on Section 6.05 of the Disclosure Schedules, as well as other Seller employees including those directed by Buyer to be retained by Seller during the Transition Services Agreement, including under those circumstances in which all employees listed in Section 6.05(a) of the Disclosure Schedules are, and are not, all hired by Buyer at the end of the Transition Services Agreement.

(b) Except as set forth in subsection (a) above, in Section 2.03(c) of Assumed Liabilities, and in Exhibit I hereto, and further subject to such alternative arrangements as may be made by the Parties in the Transition Services Agreement, Seller (and, as applicable, its benefits providers and insurers) shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller (and, as applicable, its benefits providers and insurers) shall pay all such amounts to all entitled persons on or prior to the Closing Date. In addition to the liabilities it assumes under subsection (a) above and also in Section 2.03(c) of Assumed Liabilities, and further subject to such alternative arrangements as may be made by the Parties in the Transition Services Agreement, Buyer shall be solely responsible for, and Seller shall have no obligation whatsoever respecting, any compensation, benefits or other amounts due with respect to each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement (each, a “Hired Employee”) for any periods of service with the Buyer or its Affiliates after termination of the Transition Services Agreement.

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(c) [RESERVED]

(d) Seller (and, as applicable, its benefit providers and insurers) shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(e) Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

(f) Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

Section 6.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.07 Non-Competition; Non-Solicitation.

(a) For a period of 5 years commencing on the Closing Date (or if a court of competent jurisdiction determines such period is unenforceable, then the longest period that is enforceable under applicable law) (the “Restricted Period”), Seller shall not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, Customer, supplier or licensor of the Business (including any existing or former client or Customer of Seller and any Person that becomes a client or Customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. For avoidance of doubt, nothing in this Section prohibits Seller from performing the Transition Services Agreement in accordance with its terms, or from complying with applicable Law, Governmental order or contract, in connection with any claim, dispute or legal proceeding, including any liquidation or dissolution proceeding, commenced by Seller after termination of the Transition Services Agreement (or by any other Person at any time).

(b) During the Restricted Period, Seller shall not, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee. For avoidance of doubt, nothing in this Section prohibits Seller from performing the Transition Services Agreement in accordance with its terms.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(d) Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Governmental Approvals and Consents.

(a) Prior to the Closing and during the period of any post-Closing Transition Services Agreement (all expense associated with which is the sole responsibility of Buyer), Seller shall cooperate promptly and in good faith with Buyer, and use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, and subject to all limitations set forth above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

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(d) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, or otherwise in accordance with applicable law, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, or otherwise in accordance with applicable law, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law or legal process, provided that the party denying access shall use commercially reasonable efforts to provide such information in a manner that does not violate Law, including through redaction or other appropriate means.

Section 6.10 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 6.12 Bulk Sales Laws. Buyer hereby waives compliance by Seller with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, based upon Seller’s representation that such laws are not applicable to this transaction.

Section 6.13 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

Section 6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid one-half (50%) by each of Buyer and Seller when due. The party legally required to file shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary).

Section 6.15 Tax Clearance Certificates. If requested by Buyer, Seller shall use commercially reasonable efforts to notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.16 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.17 Audit. Not later than the Closing Date, Buyer will engage Tanner LLC to conduct an audit of the financial statements of the Seller as of December 31, 2024 for the year then ended, and a review of the financial statements as of June 30, 2025 for the six months then ended. Seller will provide full cooperation and access to work papers and support materials as requested by the accounting firm in connection with the work required to complete the audit and review, which is to be completed on or before September 30, 2025. Completion of such audit and review shall not be required by the Closing and shall not be a condition of Closing, provided that the audit and review processes have been initiated prior to the Closing. Buyer shall bear, and forthwith pay as invoices are received, all of the fees and expenses of the accounting firm in connection with the audit and review. At the conclusion of the audit and review, Seller will execute a management representation letter reasonably acceptable to the accounting firm and such other documents and representations reasonably requested by the Buyer, accountants and legal advisors in furtherance of timely complying with Purchaser’s SEC requirements. Information and materials provided by Seller to the auditor, in connection with the foregoing audit and review processes, will be consistent with its current and past practices, consistently applied, as used by Seller in preparation of the Financial Statements. Seller will not have any Liability to Buyer if the annual 2024 financial statements and 2025 interim financial statements cannot be completed in a timely manner despite Seller’s good faith compliance with its obligations under this Section, provided that such delay is not caused by Seller’s willful misconduct.

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ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 of the Disclosure Schedules and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Seller shall have performed such agreements and covenants, as so qualified, in all respects.

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(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) Seller shall have cooperated with Buyer in seeking, and shall have undertaken as set forth in the Transition Services Agreement, to continue during the term thereof, post-Closing, to cooperate and assist Buyer in obtaining, all approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g) Seller shall have cooperated with Buyer in seeking, and shall have undertaken as set forth in the Transition Services Agreement, to continue during the term thereof, post-Closing, to cooperate and assist Buyer in obtaining, all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

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(l) Buyer shall have secured a representations and warranties insurance policy with a reputable insurer, with coverage limits of not less than $3 million, on such terms and conditions as are reasonably acceptable to Buyer.

(m) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(b) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(c) Buyer shall have delivered to Seller (i) the Closing Date Payment by wire transfer of immediately available funds, (ii) duly executed counterparts to the Ancillary Documents, and (iii) such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(h) Seller and its directors shall have determined, after consultation with outside legal counsel, that nothing in this agreement or in the approval or full performance thereof by Seller, shall cause the Seller, or any of its directors or officers, each acting in his or her capacity as a director or officer, to take or refrain from taking any action, to the extent inconsistent with its or their fiduciary duties under applicable law (as determined by them in good faith after consultation with outside legal counsel).

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ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION OF REMEDIES

Section 8.01 Survival of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall survive for a period of 36 months following the Closing Date, except for Fundamental Representations which shall survive indefinitely. From and after the Closing, except in the event of intentional misrepresentation or fraud, Buyer’s sole and exclusive recourse and remedy for the inaccuracy or breach of a representation or warranty made by Seller in this Agreement shall be to assert a claim under the R&W Insurance Policy, and Seller shall have no liability therefor. After the Closing, except in the event of actual intentional misrepresentation or fraud, Buyer may not bring a claim against Seller for the inaccuracy or breach of a representation or warranty made by Seller in this Agreement. The representations and warranties made by Buyer in this Agreement shall expire and be of no further force and effect as of the Closing. After the Closing, except in the event of actual intentional misrepresentation or fraud, Seller may not bring a claim against Buyer for the inaccuracy or breach of a representation or warranty made by Buyer in this Agreement. Nothing in this Article VIII shall limit Buyer’s right to seek and obtain any equitable relief to which Buyer shall be entitled or to seek any remedy on account of actual fraud or intentional misrepresentation by Seller, and nothing in this Article VIII shall limit Buyer’s right to seek coverage under the Seller’s E&O tail coverage to which the Buyer shall have been named as an additional insured on or prior to Closing.

Section 8.02 Limited Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement. However, notwithstanding the foregoing, Seller shall not indemnify the Buyer Indemnitees from any Losses arising from any claimed breach by Seller of any representation or warranty set forth in this Agreement, or from any claimed breach by Seller of any other covenant, agreement or obligation in this Agreement or the Ancillary Documents which incorporates the representations and warranties herein or which is of like kind or effect or the breach of which results in the same claimed Losses as a breach of a representation or warranty herein, all of which claims are expressly excluded from the scope of this Indemnity and for all of which Buyer’s sole remedy is to assert a claim under the R&W Insurance Policy, as set forth in Section 8.01 above. Furthermore, except as expressly set forth in this subsection, above, and subject to the limitations of scope above, for avoidance of doubt, neither Seller nor any of its Affiliates, officers, directors, employees, shareholders, lenders or other Representatives, indemnifies or holds Buyer or any of its Affiliates, officers, directors, shareholders, lenders, Representatives or others, harmless from or with respect to any claim, demand or cause of action arising out of relating in any way to any Excluded (or otherwise non-acquired or non-assumed by Buyer) Assets or Liabilities hereunder, regardless of whether such claim, demand or cause of action is brought by Buyer, or any of its Affiliates, officers, directors, shareholders, lenders, Representatives or others, or any third person or entity, and regardless of the nature, type, legal basis or forum of such claim, demand or cause of action. Nothing in this Section 8.02 shall limit Buyer’s right to seek any remedy on account of Seller’s actual fraud or intentional misrepresentation, and nothing in this Section 8.02 shall limit Buyer’s right to seek coverage under the Seller’s E&O tail coverage to which the Buyer shall have been named as an additional insured on or prior to Closing.

Section 8.03 Limited Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement. However, notwithstanding the foregoing, Buyer shall not indemnify the Seller Indemnitees from any Losses arising from any claimed breach by Buyer of any representation or warranty set forth in this Agreement, or from any claimed breach by Buyer of any other covenant, agreement or obligation in this Agreement or the Ancillary Documents which incorporates the representations and warranties herein or which is of like kind or effect or the breach of which results in the same claimed Losses as a breach of a representation or warranty herein, all of which claims are expressly excluded from the scope of this Indemnity. Furthermore, except as expressly set forth in this subsection, above, and subject to the limitations of scope above, for avoidance of doubt, neither Buyer nor any of its Affiliates, officers, directors, employees, shareholders, lenders or other Representatives, indemnifies or holds Seller or any of its Affiliates, officers, directors, shareholders, lenders, Representatives or others, harmless from or with respect to any claim, demand or cause of action arising out of relating in any way to any Purchased Assets or Assumed Liabilities hereunder, regardless of whether such claim, demand or cause of action is brought by Seller, or any of its Affiliates, officers, directors, shareholders, lenders, Representatives or others, or any third person or entity, and regardless of the nature, type, legal basis or forum of such claim, demand or cause of action. Nothing in this Section 8.03 shall limit Seller’s right to seek any remedy on account of Buyer’s actual fraud or intentional misrepresentation.

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ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before August 22, 2025 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose intentional and material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or was a contributing factor that resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

(c) prior to Closing, by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within five (5) days of Seller’s receipt of written notice of such breach from Buyer;

(d) prior to Closing, by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(e) prior to Closing, by Buyer or Seller if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations set forth in this ARTICLE IX and ARTICLE X hereof shall survive termination; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Medsphere Systems Corporation 9980 S 300 W, Suite 200 Sandy, Utah 84070 E-mail: legal@medsphere.com Attention: Chief Executive Officer

If to Buyer:	CareCloud, Inc. 7 Clyde Road Somerset, NJ 08873 E-mail: legal@carecloud.com Attention: Corporate Counsel

Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries, which assignee shall be fully bound by all provisions herein. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. In addition, no amendment, modification, supplement or waiver applicable to provisions hereof which reference Seller’s Lender shall be effective without the prior written consent of Seller’s Lender. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF THE STATE OF NEW JERSEY IN EACH CASE LOCATED IN THE COUNTY OF SOMERSET, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12 Non-recourse and Release. This Agreement may be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may be brought against the entities that are expressly named as parties hereto with respect to the obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, lender (including Seller’s Lender), agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. In addition, and effective as of the Closing, Buyer, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Buyer Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Seller, its Affiliates and its and their respective past and present directors, managers, officers, employees, agents, stockholders, members and Representatives, and Seller’s Lender, from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, all claims, Actions, causes of action, suits, rights, debts, agreements, Liabilities and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Buyer Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Buyer Releasing Party of any Action it may have (i) under this Agreement or any of the other Ancillary Agreements, including under Section 8.02 and for instances of fraud or intentional misrepresentation, or (ii) as a trade creditor of Seller. For clarity, nothing herein shall limit Buyer’s right to seek coverage under the Seller’s E&O tail coverage or under the R&W Insurance policy.

Section 10.13 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, this Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the Parties hereto any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, that notwithstanding the foregoing or any other provision hereof to the contrary, Seller’s Lender is a third-party beneficiary of the provisions hereof in which Seller’s Lender is referenced.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives.

MEDSPHERE SYSTEMS CORPORATION

By:	/s/ Robert Hendricks
Name:	Robert Hendricks
Title:	Chief Executive Officer

CARECLOUD HOLDINGS, INC

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer

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